BlackRock MuniHoldings California Quality Fund, Inc. (the “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of the Registrant's amendment to Articles Supplementary Establishing and Fixing the Rights and Preferences of the Registrant’s Series W-7 Variable Rate Muni Term Preferred Shares .

Exhibit 77Q1(a)

BLACKROCK MUNIHOLDINGS CALIFORNIA QUALITY FUND, INC.
ARTICLES OF AMENDMENT

AMENDING THE ARTICLES SUPPLEMENTARY ESTABLISHING

AND FIXING THE RIGHTS AND PREFERENCES OF

VARIABLE RATE MUNI TERM PREFERRED SHARES

This is to certify that

First: The charter of BlackRock MuniHoldings California Quality Fund, Inc., a Maryland corporation (the "Corporation"), is amended by these Articles of Amendment, which amend the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares, dated as of March 21, 2012 (the “Articles Supplementary”).

Second:  The charter of the Corporation is hereby amended by deleting the definition of “Ratings Spread” in the Articles Supplementary and replacing it with the following:

"Ratings Spread" means, with respect to any Rate Period for any Series of VMTP Shares, the percentage per annum set forth opposite the highest applicable credit rating assigned to such Series, unless the lowest applicable credit rating is at or below A1/A+, in which case it shall mean the percentage per annum set forth opposite the lowest applicable credit rating assigned to such Series, by either Moody's (if Moody's is then rating the VMTP Shares at the request of the Corporation), Fitch (if Fitch is then rating the VMTP Shares at the request of the Corporation) or Other Rating Agency (if Other Rating Agency is then rating the VMTP Shares at the request of the Corporation) in the table below on the Rate Determination Date for such Rate Period:

Moody's/Fitch*	Percentage
Aaa/AAA	0.92%
Aa3/AA- to Aa1/AA+	1.20%
A3/A- to A1/A+	2.00%
Baa3/BBB- to Baa1/BBB+	3.00%
Non-investment grade or NR	4.00%
*And/or the equivalent ratings of an Other Rating Agency then rating the VMTP Shares at the request of the Corporation.

Third:  These Articles of Amendment shall be effective as of the 1st day of April, 2015.

Fourth: The amendment to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, BlackRock MuniHoldings California Quality Fund, Inc. has caused these Articles of Amendment to be signed as of September 30, 2014 in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person’s knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

BLACKROCK MUNIHOLDINGS CALIFORNIA QUALITY FUND, INC.

By:       /s/ Robert W. Crothers

Name:  Robert W. Crothers

Title:    Vice President

ATTEST:

/s/ Janey Ahn

Name:             Janey Ahn

Title:             Secretary